Exhibit 99(a)

For additional information contact:	Andrew Moreau 501-905-7962
Vice President – Corporate Communications
andrew.moreau@alltel.com

David Avery 501-905-5876
Corporate Communications Staff Manager
david.avery@alltel.com

Release Date:	May 3, 2005

ALLTEL board committees investigating international division of former information services subsidiary

LITTLE ROCK, Ark. - Alltel today advised the Securities and Exchange Commission and the U.S. Department of Justice that the audit and governance committees of the company's board of directors are conducting an independent investigation of alleged improper payments by the international division of Alltel's former information services subsidiary. The investigation covers the time period before Alltel sold that business to Fidelity National Financial in 2003.

The allegations originated in a December 2004 lawsuit against Fidelity National by a Chinese consulting firm. Alltel was not named a defendant in that lawsuit. Media reports about the litigation occurred in March 2005.

The company intends to cooperate with any inquiry that may be conducted by the SEC or the Department of Justice into these allegations.

Alltel is a customer-focused communications company with more than 13 million customers and $8 billion in annual revenues. Alltel provides wireless, local telephone, long-distance, Internet and broadband services to residential and business customers in 27 states.

   -end-

ALLTEL, NYSE: AT
www.alltel.com